Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION ANNOUNCES SECOND QUARTER 2006 RESULTS
Achieves Operating and Net Income and Improved Gross Margin for Quarter
     Tempe, Ariz., August 3, 2006/PRNewswire/ — Rockford Corporation (NASDAQ: ROFO) today announced financial results for the second quarter, ended June 30, 2006.
     A continued soft market for mobile audio products affected net sales. For the second quarter of 2006 net sales decreased 16.5% to $31.7 million compared to $37.9 million in the second quarter of 2005.
     Despite the net sales decline, Rockford’s net income for the quarter improved to $0.9 million compared to a net loss in the year-ago quarter of $(0.3) million. Operating income improved by 133% to $1.4 million for the quarter compared to operating income of $0.6 million in the year-ago period. Net earnings per diluted share were $0.09 for the second quarter of 2006 compared to a loss of $(0.03) per share for the same period in 2005.
     Gross margin in the second quarter of 2006 increased 190 basis points to 32.8% compared to 30.9% in the second quarter of 2005. On a sequential basis, gross margin improved 650 basis points from the first quarter 2006 level of 26.3%. The increase in gross margin in the quarter, as a percentage of net sales, was primarily due to outsourcing, higher royalty revenue, and a reduction in expenses, primarily due to effective cost control. For the second quarter of 2006, operating expenses as a percentage of net sales improved 90 basis points to 28.4% versus the year-ago quarter of 29.3%.

     W. Gary Suttle, chief executive officer commented, “We are pleased that we achieved profitability in our second quarter, historically our strongest. Our shift to outsourced production is on track and contributed to the increase in gross margin. Similarly, our strategy to reduce overhead and find efficiencies in variable costs contributed to our profitability for the quarter. These results continue the positive trends we set in motion nearly two years ago. Both outsourcing and improved efficiencies have been a primary focus in our efforts to return Rockford to profitability.”
     Mr. Suttle continued, “We continue to achieve results by focusing on the OEM market, as shown by our recent announcements of expanded relationships with Nissan and Mitsubishi, our new package for the Hummer by Predator Motorsports, and our new, exclusive worldwide relationship for marine audio systems with Malibu Boats. While this is an excellent development, the overall aftermarket and mass retail markets continue to trend downward.”
     “Our Rockford Fosgate 3SIXTYo Interactive Signal Processor™ is positioned to help these channels ease integration issues with factory-installed car audio systems and has been extremely well received by our customers. To date, our training group has trained over 650 installers and sales people on the 3SIXTYo product.”
     Inventories at June 30, 2006, increased 12.8% to $21.0 million compared to $18.6 million at December 31, 2005.
     Rockford’s outstanding balance on its asset-based credit facility at June 30, 2006 was $8.4 million compared to $6.1 million at December 31, 2005. This was due primarily to greater working capital requirements as a result of increased inventory in the quarter.
     Mr. Suttle continued, “We are encouraged by our improved operating performance, which is clearly evident in our second quarter results. We expect gross margin, as a percentage of net sales, will continue to improve as we continue to outsource. At the same time, we expect lower sales due to the persistent softness in the market, which will result in an operating loss in the second half of the year and for full year 2006.
     Rockford noted that it was in compliance at June 30, 2006 with the covenants on its current credit facility with Wachovia Capital Finance Corporation (Western). Because of the challenging market environment, Rockford is discussing with Wachovia an amendment to the facility to reflect changing business trends and expects to complete the amendment during the third quarter 2006.
     Mr. Suttle concluded, “Our adverse financial expectations for the second half are driven by difficult market conditions for our dealers, conditions we hope will improve later in the year. Despite these unfavorable short-term expectations, we are pleased with the progress we are making strategically and operationally. We are excited about our product plans for 2007, which we expect to help us continue our outsourcing efforts and position us for further improvements in 2007. We believe that we are on the right course.”
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly, Rockford’s sales were lower in second quarter of 2006 compared to 2005. If Rockford’s operations fail to improve, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
For the Three and Six Months Ended June 30, 2006 and June 30, 2005
($000s omitted except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$31,668	$37,917	$61,596	$77,533
Cost of goods sold	21,295	26,188	43,365	54,481

Gross profit	10,373	11,729	18,231	23,052

Operating expenses	8,987	11,133	18,588	22,185

Operating income	1,386	596	(357)	867

Interest and other expense (income)	360	870	676	1,616

Income (loss) from continuing operations before income taxes	1,026	(274)	(1,033)	(749)
Income tax expense (benefit)	—	3	—	19

Income (loss) from continuing operations	1,026	(277)	(1,033)	(768)
(Loss) from discontinued operations, net of taxes	(114)	(26)	(108)	(143)

Net income (loss)	$912	$(303)	$(1,141)	$(911)

Income (loss) per common share:
Income (loss) from continuing operations
Basic	$0.10	$(0.03)	$(0.11)	$(0.08)

Diluted	$0.10	$(0.03)	$(0.11)	$(0.08)

(Loss) from discontinued operations
Basic	$(0.01)	$0.00	$(0.01)	$(0.02)

Diluted	$(0.01)	$0.00	$(0.01)	$(0.02)

Net income (loss)
Basic	$0.09	$(0.03)	$(0.12)	$(0.10)

Diluted	$0.09	$(0.03)	$(0.12)	$(0.10)

Shares used to calculate net income (loss) per share:
Basic	11,447	9,233	9,385	9,233

Diluted	11,654	9,233	9,385	9,233

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At June 30, 2006 and December 31, 2005
(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	26,414	24,721
Inventories	20,994	18,618
Prepaid expenses and other current assets	3,917	4,069
Current assets of discontinued operations	97	289

Total current assets	51,422	47,697

Property and equipment, net	2,560	3,104
Other assets	1,448	1,497

Total assets	$55,430	$52,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	11,628	10,182
Accrued warranty	1,900	1,982
Other accrued liabilities	5,716	6,207
Current portion of capital lease & other long-term liabilities	807	—
Asset-based credit facility	8,403	6,109

Total current liabilities	28,454	24,480

Notes payable	9,232	9,187
Long-term portion of capital lease & other long-term liabilities	122	—
Deferred income taxes	—	—

Total liabilities	37,808	33,667

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,667	37,548
Retained deficit	(20,549)	(19,408)
Accumulated other comprehensive income	410	397

Total shareholders’ equity	17,622	18,631

Total liabilities and shareholders’ equity	$55,430	$52,298

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